Exhibit 99.1

Contacts:	Tran Nguyen / CFO Somaxon Pharmaceuticals, Inc. (858) 876-6500 Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
THIRD QUARTER 2010 FINANCIAL RESULTS
Conference call scheduled today at 4:30 p.m. ET (1:30 p.m. PT);
Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA —November 9, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced financial results for the third quarter ended September 30, 2010.
“We are extremely excited to have launched Silenor® in the U.S. insomnia market in the third quarter alongside our co-promotion partner, Procter & Gamble,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “Our wholesale and retail stocking program began in early September and we trained and deployed all of the 215 field-based sales representatives in mid-September. Though we are just a few weeks into the launch, we are pleased with both the robust week-over-week growth in total prescriptions and the early favorable response from physicians and payors.”
“Between the two sales forces, through October 31 we made over 43,000 details to 25,000 of our 35,000 targeted physicians,” continued Pascoe. “We have also distributed over 250,000 Silenor sample packs to physicians. Because Silenor is not a controlled substance, we can facilitate trial and usage of the product by freely distributing samples to physicians through our sales representatives and non-personal promotional programs. To date, most of our targeted physicians have indicated a willingness to evaluate Silenor in their patients. While we consider the third and fourth quarters of 2010 to be the trial phase for Silenor, we anticipate ongoing revenue growth as samples lead to prescription usage and Silenor continues to gain traction and build momentum in the insomnia market.”
Recent Highlights
Since the beginning of the third quarter of 2010, Somaxon has accomplished a number of objectives:
•	On August 25, 2010, Somaxon entered into a co-promotion agreement with Procter & Gamble relating to Silenor, which included a right of first negotiation for Procter & Gamble regarding over-the-counter rights to Silenor.

•	On September 7, 2010, Somaxon announced that Silenor was commercially available due to the commencement of its wholesale and retail stocking program.

•	On September 20, 2010, full-scale, field-based promotion of Silenor began with the deployment of Somaxon’s 110 sales representatives (provided by Somaxon’s contract sales force organization, Publicis) and Procter & Gamble’s 105 sales representatives, targeting approximately 35,000 physicians and 25,000 pharmacies across the U.S.

•	Through October 31, 2010, the combined efforts of the Somaxon and Procter & Gamble sales forces have resulted in over 43,000 details to physicians and over 10,000 calls to pharmacies.

•	Through October 31, 2010, over 250,000 Silenor sample packs have been distributed to physicians.

•	In October, 2010, non-personal promotion through telemarketing, e-detailing and web-based initiatives commenced, targeting approximately 250,000 physicians and 28 million consumers nationwide in the fourth quarter of 2010.

•	Somaxon’s contracted managed market representatives are actively engaging in discussions with commercial payor plans with the goal of allowing patients to fill their prescriptions with as little financial impact as possible. Somaxon’s initial contacts with commercial payers indicate that Silenor is currently covered in an unrestricted manner in approximately 200 million covered lives in commercial plans.

•	The contracted managed markets team is also actively pursuing opportunities in government sponsored systems such as Medicare Part D, the VA/DOD and Medicaid.
Third Quarter 2010 Financial Results
For the third quarter of 2010, Somaxon recorded shipments of Silenor to its wholesale distributors totaling $5.5 million, of which $38,000 was recognized as net product sales. At this time, Somaxon cannot reliably estimate expected returns at the time of shipment to its wholesale distributors. Therefore, in accordance with U.S. generally accepted accounting principles, Somaxon is deferring revenue recognition of the remaining $5.5 million in Silenor shipments to wholesale distributors. Deferred revenue of $4.4 million is reported net of $1.1 million of associated discounts and allowances on Somaxon’s balance sheet.
Total operating costs and expenses for the third quarter of 2010 were $12.9 million, including $1.8 million of share-based compensation expense, compared with $1.8 million, including $0.6 million of share-based compensation expense, for the third quarter of 2009. This increase in total operating costs and expenses is primarily due to an increase in selling, general and administrative (SG&A) expenses. The increase of share-based compensation expense is primarily due to the increase in overall headcount as well as the impact of vesting of performance based equity awards associated with the execution of the co-promotion agreement with Procter & Gamble.
Research and development (R&D) expense was $1.0 million for the third quarter of 2010, including $0.3 million in share based compensation expense, compared with $0.5 million, including $0.1 million of share based compensation expense, for the third quarter of 2009. This increase in R&D expense is primarily due to personnel costs associated with an increase in headcount and the cost associated with process validation for the packaging of Silenor.
SG&A expense was $11.9 million for the third quarter of 2010, including $1.5 million of share based compensation expense, compared with $1.3 million, including $0.5 million of share based compensation expense, for the third quarter of 2009. This increase reflected the costs associated with the commercial launch of Silenor and an increase in salary and personnel-related expenses due to an increase in overall headcount. Launch costs included the training and deployment of Somaxon’s sales representatives, sample distribution, and other promotional spending.

For the third quarter of 2010, the net loss was $12.9 million, or $0.37 per share, compared with a net loss of $1.8 million, or $0.08 per share, for the third quarter of 2009.
At September 30, 2010, Somaxon had cash, cash equivalents and short-term investments totaling $41.5 million, compared to $5.2 million at December 31, 2009.
Non-GAAP financial information is utilized by Somaxon’s management to provide a useful measure of the operating performance of the company. Non-GAAP financial information included herein includes the effect of deferred revenue related to gross product sales to wholesalers. Reconciliation between the non-GAAP and the GAAP financial measures is included in the narrative above.
Conference Call Information and Forward-Looking Statements
On Tuesday, November 9, 2010, Somaxon will conduct a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss results and highlights of the third quarter ended September 30, 2010.
The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-2333 (domestic) or (480) 629-9723 (international), conference call ID 4376422. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4376422.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercialization of Silenor, the company’s financial status and performance and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and of late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor (doxepin), now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.
Safe Harbor Statement
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding the commercialization of Silenor, the revenues and the growth of the revenues from sales of Silenor and the ability of Somaxon to estimate returns are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; Somaxon’s reliance on its co-promotion partner, Procter & Gamble, and its contract sales force provider, Publicis, for critical aspects of the commercial sales process for Silenor; the performance of Procter & Gamble and Publicis and their adherence to the terms of their contracts with Somaxon; the ability of Somaxon’s sales management personnel to effectively manage the sales representatives employed by Publicis; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully launch commercial sales or meet anticipated market demand; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including any patent infringement litigation; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the recent submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and any patent litigation that may follow; the possible introduction of generic competition of Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenue
Net product sales	$38	$—	$38	$—

Operating expenses
Cost of sales	3	—	3	—
License fees	—	—	—	(999)
Research and development	1,014	506	2,941	3,497
Selling, general and administrative	11,923	1,339	19,877	9,793

Total operating expenses	12,940	1,845	22,821	12,291

Loss from operations	(12,902)	(1,845)	(22,783)	(12,291)
Interest and other income	2	2	10	26
Interest and other (expense)	—	—	(13)	(259)

Net loss	$(12,900)	$(1,843)	$(22,786)	$(12,524)

Basic and diluted net loss per share	$(0.37)	$(0.08)	$(0.71)	$(0.63)
Shares used to calculate net loss per share	35,217	23,122	31,905	19,923

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$20,380	$5,165
Short-term investments	21,117	—
Accounts receivable, net	5,152	—
Inventory	1,000	—
Other current assets	3,499	409

Total current assets	51,148	5,574
Property and equipment, net	933	777
Intangibles, net	1,092	—
Other assets	—	60

Total assets	$53,173	$6,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,539	$355
Accrued liabilities	2,483	1,815
Deferred revenue	4,437	—

Total current liabilities	9,459	2,170

Total stockholders’ equity	43,714	4,241

Total liabilities and stockholders’ equity	$53,173	$6,411